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        SUPPLEMENT NO. 1 TO OFFER TO PURCHASE DATED AS OF MARCH 14, 2001

                        1,050,000 SHARES OF COMMON STOCK
                                       OF
                             AQUA CARE SYSTEMS, INC.
                                       AT
                               $2.25 NET PER SHARE
                                       BY
                    AV, INC., WALTER NEUBAUER AND AREF CHEVAL

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                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                     12:00 MIDNIGHT, NEW YORK CITY TIME, ON
                      WEDNESDAY, MARCH 28, 2001, UNLESS THE
                               OFFER IS EXTENDED.
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                                                                  March 14, 2001


To Our Clients:

         Enclosed for your consideration is Supplement No. 1 to Offer to Purchase dated as of March 14, 2001 (as supplemented, the "Offer to Purchase"), and the related Amended Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by AV, Inc., a Delaware corporation (the "Purchaser"), to purchase up to 1,050,000 shares of common stock, par value $.001 per share (the "Shares"), of Aqua Care Systems, Inc., a Delaware corporation (the "Company"), at a price of $2.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase.

         THE MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

         We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

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Your attention is invited to the following:

              1. The tender price is $2.25 per Share, net to the seller in cash, without interest thereon.

              2. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, March 28, 2001, unless the Offer is extended.

              3. The Offer is being made for up to 1,050,000 Shares. To the extent that more than 1,050,000 Shares are tendered in the Offer, the Purchaser will purchase up to 1,050,000 Shares in the Offer on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or on the expiration date of the Offer and not withdrawn.

              4. The Offer is conditioned on at least 500,000 Shares being tendered. The Offer may be terminated by the Purchaser if less than 500,000 Shares are tendered. The Offer is conditioned on the Purchaser and the Company not having received notice that the Company's Shares may be deregistered under the Exchange Act or delisted for quotation on the Nasdaq SmallCap Market as a result of the consummation of the Offer. The Offer is not conditioned on the receipt of financing.

              5. Tendering shareholders will not be obligated to pay brokerage fees or commissions. Except as set forth in Instruction 6 of the Amended Letter of Transmittal, tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

              6. The Purchaser will, upon request, reimburse us for customary mailing and handling expenses incurred by us in forwarding the endorsed materials to our clients.

         The Offer is made solely by the Offer to Purchase and the related Amended Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is intended to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter. Your instructions should be
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forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

           INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                     UP TO 1,050,000 SHARES OF COMMON STOCK
                                       OF
                             AQUA CARE SYSTEMS, INC.

         The undersigned acknowledge(s) receipt of your letter and the enclosed Supplement No. 1 to Offer to Purchase dated as of March 14, 2001, and the related Amended Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the Offer by AV, Inc., a Delaware corporation (the "Purchaser"), to purchase up to 1,050,000 shares of common stock, par value $0.001 per share (the "Shares"), of Aqua Care Systems, Inc., a Delaware corporation (the "Company"), at a price equal to $2.25 per Share, net to the seller in cash.

         This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of Shares to be Tendered*:

____________________________________________   Shares

Account Number: __________

Dated: ___________________
                                    SIGN HERE

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                                  Signature(s)

                 ----------------------------------------------
                          Please type or print name(s)

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                      Please type or print address(es) here

Area Code and Telephone Number ______________________________________

Taxpayer Identification or
Social Security Number(s)
_____________________________________________________________________

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.